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                                                                   EXHIBIT 10.21

                              CONSULTING AGREEMENT

This Agreement is made as of February 1, 1998, (the "Effective Date") by and between Macromedia, a corporation ("the Company"), and J. (Ian) Giffen ("Consultant").

                                     RECITAL

Consultant desires to perform, and the Company desires to have Consultant perform, consulting services as an independent Consultant to the Company.

NOW, THEREFORE, the parties agree as follows:

1.   Services.

     (a) Request. From time to time during the Consultancy Period (as defined below), as required by the Company, Consultant will provide the following services to the Company: advise the Company's Chief Financial Officer, Senior Finance staff, and Investment Relations staff; provide assistance in specific areas, such as review of internal operations, tax planning strategy, class action coordination, accounting and financial policy development, tactical annual plan and budget process, and acquisition analysis; actively implement audit committee terms of reference as Chair of the Audit Committee; and provide advice to the Company in other areas and perform other special projects (hereafter collectively referred to as the "Services"). As part of the performance of the Services, Consultant agrees, during the Consultancy Period, to spend approximately three days per month on site at the Company in San Francisco, attend (in person or by telephone) all Company board and audit committee meetings, participate in weekly conference calls with the Company's Chief Financial Officer and finance staff, and participate in other conference calls on other areas as required by the Company.

     (b) Performance. Consultant agrees to use his best efforts to perform the Services during the Consultancy Period. Consultant and the Company anticipate that performance of the Services will occupy approximately 30% of Consultant's available working hours during the Consultancy Period.

     (c) Consultancy Period. The initial "Consultancy Period" will commence on the Effective Date for a period of 3 years and will subsequently be subject to annual renewal based on agreed upon terms by Consultant and Company, unless terminated earlier pursuant to paragraph 6 below.

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     (d) Payment. The Company will pay Consultant a monthly consulting fee of
     Eight Thousand Three Hundred Thirty Four U.S. dollars ($8,334.00 U.S.~ on the first day of each month during the Consultancy Period. This is the only compensation the Company will pay for the Services, other than the stock option and benefits as set forth in Paragraphs 2(c) and 2(d), below. The Company will reimburse Consultant for travel costs to and from San Francisco incurred by Consultant in his performance of the Services. The Company will also reimburse Consultant for the reasonable costs involved in setting up and maintaining his remote office, including office lease costs, computer, fax, and telephone service. Any equipment purchased by the Company for this purpose will remain Company property and must be returned upon termination of the Consultancy Period. Any other expenses Consultant incurs in performing the Services are Consultant's responsibility. The Company will not pay Consultant a royalty or other remuneration on the production or distribution of any products either it or Consultant develops in connection with or based upon the Services ("Products").

2.   Relationship of Parties.

     (a) Independent Contractor. Consultant is an independent contractor and is not an agent or employee of, and has no authority to bind the Company, by contract or otherwise. Consultant will perform the Services under the Company's general direction, but will determine, in his sole discretion, the manner and means by which he will accomplish the Services, subject to the requirement that Consultant shall at all times comply with applicable law. The Company has no right or authority to control the manner or means by which the Services are accomplished.

     (b) Employment Taxes and Benefits. Consultant will report as income all compensation he receives pursuant to this Agreement. Consultant agrees that Macromedia will make no deductions from any compensation paid to Consultant for, and Consultant shall have full and exclusive liability for, the payment of any taxes and/or contributions for unemployment insurance, workers' compensation or any other employment-related costs or obligations, related to the provision of the Services.

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     (c) Benefits. Consultant understands he is only entitled to participate in the Company's Canadian health benefits plan (to the extent of medical, dental, vision, life, and long-term disability insurance) and the stock option benefits as set forth in paragraph 2(d), below, and in his Stock Option Agreement dated February 5, 1998. Consultant understands he is not entitled to and will not participate in any other Company plans, arrangements, or distributions pertaining to bonus, profit sharing, insurance or similar company employee benefits. Consultant hereby knowingly and voluntarily waives his right to participate in these other benefits, should a federal or state government agency later re-classify him a Company employee.

     (d) Stock Option. Upon a Change of Control (as defined below) of the Company that occurs while you are providing services as a Consultant of the Company, the option for 75,000 shares described in your Stock Option Agreement dated February 5, 1998, shall immediately become exercisable and vest with respect to all 75,000 shares (whether or not you provide services to the Company after the Change of Control) .The option as so accelerated shall remain exercisable in accordance with the terms of your February 5, 1998 Stock Option Agreement with the Company.

     A "Change of Control" shall be deemed to occur upon:

     (I) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert,

     (II) any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, any person, entity or group acting in concert, becoming the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% percent of the aggregate voting power of all classes of common equity stock of the Company, or

     (III) a liquidation and winding up of the business of the Company.

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3.   Company Property.

     (a) Definition. For the purposes of this Agreement, "Designs and Materials" means all designs, discoveries, inventions, products, computer programs, procedures, improvements, developments, drawings, notes, documents, information and materials made, conceived or developed by Consultant alone or with others which result from or relate to the Services.

     (b) Assignment of Ownership. Consultant hereby irrevocably transfers and assigns any and all of his right, title, and interest in and to Designs and Materials, including but not limited to all copyrights, patent rights, trade secrets and trademarks, to the Company. Designs and Materials will be the sole property of the Company and the Company will have the sole right to determine the treatment of any Designs and Materials, including the right to keep them as trade secrets, to file and execute patent applications on them, to use and disclose them without prior patent application, to file registrations for copyright or trademark on them in his own name, or to follow any other procedure that the Company deems appropriate. Consultant agrees: (a) to disclose promptly in writing to the Company all Designs and Materials; (b) to cooperate with and assist the Company to apply for, and to execute any applications and/or assignments reasonably necessary to obtain any patent, copyright, trademark or other statutory protection for Designs and Materials in the Company's name as the Company deems appropriate; and (c) to otherwise treat all Designs and Materials as "Confidential Information," as defined below. These obligations to disclose, assist, execute and keep confidential will survive any expiration or termination of this Agreement.

     (c) Moral Rights Waiver. "Moral Rights" means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty. Consultant hereby irrevocably transfers and assigns to the Company any and all Moral Rights that Consultant may have in any Services, Designs and Materials or Products. Consultant also hereby forever waives and agrees never to assert against the Company, its successors or licensees any and all Moral Rights Consultant may have in any Services, Designs and Materials or Products, even after expiration or termination of the Consultancy Period.

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4.   Confidential Information.

     Consultant acknowledges that he will acquire information and materials from the Company and knowledge about the business, products, programming techniques, experimental work, customers, clients and suppliers of the Company and that all such knowledge, information and materials acquired, the existence, terms and conditions of this Agreement, and the Designs and Materials, are and will be the trade secrets and confidential and proprietary information of the Company ( collectively "Confidential Information"). Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of Consultant or that the Company regularly gives to third parties without restriction on use or disclosure. Consultant agrees to hold all such Confidential Information in strict confidence and not to disclose it to others or use it in any way, commercially or otherwise, except in performing the Services, and not to allow any unauthorized person access to it, either before or after expiration or termination of this Agreement. Consultant further agrees to take all action reasonably necessary and satisfactory to protect the confidentiality of the Confidential Information including, without limitation, implementing and enforcing operating procedures to minimize the possibility of unauthorized use or copying of the Confidential Information.

5.   Indemnity and Warranty

     (a) Consultant shall at all times comply with all applicable laws, statutes, ordinances, rules, regulations and other governmental requirements. Consultant shall indemnify and hold Macromedia harmless from any and all claims, causes of action, losses, damage, liabilities, costs and expenses, including attorney's fees, arising from the death of or injury to any person, from damage to or destruction of property, or from breach of the warranties in this paragraph, arising from the provision of Services by Consultant, its agents or employees. Consultant warrants that the Services provided by Consultant and/or work delivered to Macromedia, not provided by Macromedia to Consultant, does not infringe upon or violate the rights or any third party I and use of same by Macromedia will not violate or infringe the rights of any person or party.

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     (b) In addition, the Company is an equal opportunity employer and does not unlawfully discriminate on the basis of race, color, religion, sex, national origin, age, physical or mental disability, family care status, veteran status, or any other basis proscribed by federal, state, or local law. It also prohibits the harassment of any individual on any of the bases listed above. It requires, and Consultant acknowledges and agrees, that Consultant also comply with all federal, state, and local laws that prohibit unlawful discrimination or harassment. Consultant will indemnify and hold the Company harmless from any losses or expenses, including attorneys' fees, that result from or relate to claims that Consultant failed to comply in any respect with non-discrimination or harassment laws.

     (c) Consultant acknowledges and agrees that he shall bear the sole obligation to report as income all compensation received by him under this Agreement. Consultant will indemnify the Company and hold it harmless to the extent of any obligations, including penalties imposed by law, for overtime compensation, withholding taxes, social security, unemployment or disability insurance or similar items in connection with any payments made to Consultant for the services provided hereunder.

6.   Termination and Expiration.

     (a) Termination. The Company may not terminate this agreement prior to the end of the first 2 years of the initial Consultancy Period except for just cause. The Consultant may terminate this agreement during the first 2 years of the initial Consultancy Period with 6 months prior written notice. Either party may terminate this agreement within the 3rd year of the Consultancy Period upon 90 days prior written notice.

     (b) Automatic. This Agreement terminates automatically, with no further action of either party, if Consultant is adjudicated bankrupt, files a voluntary petition of bankruptcy, makes a general assignment for the benefit of creditors, or is unable to meet his obligations in the normal course of business.

     (c) Expiration. Unless terminated earlier, this Agreement will expire at the end of the Consultancy Period.

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     (d) Election of Remedies. The Company's election to terminate this
     Agreement in accordance with its terms will not be deemed an election of remedies, and all other remedies provided by this Agreement or available at law or in equity shall survive any termination.

7.   Effect of Expiration or Termination.

     Upon the expiration or termination of this Agreement for any reason:

     (a) each party will be released from all obligations to the other arising after the date of expiration or termination, except that expiration or termination of this Agreement will not relieve Consultant of his obligations under Sections 2(b), 3,4, 5, 8, 9(b) and 10, nor will expiration or termination relieve Consultant or the Company from any liability arising from any breach of this Agreement; and

     (b) Consultant will promptly notify the Company of all Company property and Confidential Information, including but not limited to the Designs and Materials, in Consultants possession and, at the expense of and in accordance with the Company's instructions, will promptly deliver to the Company all such Company property and Confidential Information.

8.   Limitation of Liability.

     IN NO EVENT SHALL COMPANY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF COMPANY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

9.   Covenants.

     (a) Pre-existing Obligations. Consultant represents and warrants that Consultant is not under any pre-existing obligation inconsistent with the provisions of this Agreement.

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     (b) Solicitation of Employment. Because of the trade secret subject matter of the Company's business, Consultant agrees that he will not (i) induce any employee of the Company to leave the employ of the Company or (ii) solicit the business of any client or customer of the Company (other than on behalf of the Company) for the Consultancy Period and for twelve ( 12) months thereafter.

10.  General.

     (a) Assignment. Consultant may not assign his rights or delegate Consultant's duties under this Agreement either in whole or in part without the prior written consent of the Company. Any attempted assignment or delegation without such consent will be void.

     (b) Equitable Remedies. Because the Services are personal and unique and because Consultant will have access to the Company's Confidential Information, the Company may enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

     (c) Attorneys' Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys' fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

     (d) Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California excluding that body of law pertaining to conflict of laws. If any provision of this Agreement is for any reason found to be unenforceable, the remainder of this Agreement will continue in full force and effect.

     (e) Notices. Any notices under this Agreement will be sent by certified or registered mail, return receipt requested, to the address specified below or such other address as the party specifies in writing. Such notice will be effective upon its mailing as specified.

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     (f) Complete Understanding: Modification. This Agreement, along with
     Consultant's Stock Option Agreement dated February __, 1998, constitutes the complete and exclusive understanding and agreement of the parties and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.

Macromedia:                                   J. (Ian) Giffen:

By:                                           By:
   ------------------------------                -------------------------------

Address: 600 Townsend                         Address:
         San Francisco, CA 94103



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